Exhibit 15
Report of Independent Accountants

To the Board of Directors and Stockholders of Certified Services, Inc.

We have reviewed the accompanying condensed consolidated balance sheet of Certified Services, Inc. as of March 31, 2004, and the related condensed consolidated statements of operations, shareholders' equity, and cash flows for the for the three month periods ended March 31, 2004, and 2003. These financial statements are the responsibility of the Registrant's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying condensed consolidated financial statements in order for them to be in conformity with generally accepted accounting principles.

/s/ Rosenberg Rich Baker Berman & Company
Bridgewater, New Jersey April 30, 2004